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EXHIBIT 10.33
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June 30, 1998

Mr. Michael Hoberg
8 Bellflower Lane
San Carlos, CA 94070

Dear Mike:

This letter will constitute an agreement between you and Faroudja Laboratories, Inc. and it's corporate parent, Faroudja, Inc. (collectively, the "Company") regarding the terms of your continued relationship with the Company. Effective immediately your status will change and you will become an advisor to the President. This relationship will continue until January 1, 1999 or the date you secure full-time employment, if earlier (the "Separation Date"). This agreement is in lieu of any other plan or program providing severance benefits.

The terms are as follows:

1. You will receive base salary paid in equal semi-monthly installments, net of normal deductions and withholdings ("Installments") from the date hereof until the Separation Date.

2. You have already received $3,636.26 (less withholding), as full payment in lieu of all unused vacation to which you were entitled as of the date of this Agreement.

3. You will receive continuation of medical and dental insurance benefits until the Separation Date. These benefits will end as soon as you become eligible for coverage with another employer. The COBRA period will begin upon the Separation Date.

4. Your options will continue to vest until the Separation Date. You must exercise any remaining exercisable options within 30 days after the Separation Date, or you will not be able to exercise them.

5.   You will have access to and exclusive use of the phone number
     (408) 617-7217 and the voicemail service associated with such number until the Separation Date.


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6.   Unless otherwise specifically set forth in this agreement, the date of this
     Agreement shall be the date of termination of your employment with the Company and its parent, subsidiaries and affiliates for purposes of all Company-related plans, agreements and/or benefits in which you participate or to which you are a party, including without limitation, the vacation policy, the 401(k) plan, the stock purchase plan, and the bonus plan. All of your rights upon termination of employment with respect to any of such plans, agreements and/or benefits shall be as set forth in the provisions of the governing documents relating thereto.

7. Notwithstanding anything herein to the contrary and without limiting the Company's rights, if you engage in any activities adverse to the Company's best interests your right to all remaining payments and benefit coverage's under this agreement, except as required by law, shall cease immediately. Activities adverse to the Company's best interests are those a reasonable man would find to be adverse under the circumstances and include, but are not limited to (1) public statements or, except as required by law, statements to customers, suppliers, government agencies or other entities which statements are critical of the Company or its products, services, directors, officers or employees; (2) disclosure or utilization in any manner of Company confidential business, product, engineering and financial information and inventions, or any other Company confidential information; and (3) your participation in the solicitation of Company employees either by yourself or on behalf of a competitor.

8. You agree that you will not make public statements or, except as required by law, statements to customers, suppliers, government agencies or other entities which statements are critical of the Company or its products, services, directors, officers or employees.

9. The Company agrees not to make public statements critical of you or, except as required by law, any critical statements to customers, suppliers, government agencies or other entities.

10. You agree that for a period of one (1) year you will not participate in the solicitation of Company employees, yourself or on behalf of a competitor without the consent of the Company.

11. You agree to return immediately any Company documents in your possession containing confidential or trade secret information. You further agree to promptly advise the Company and take appropriate steps to return such documents in the event you become aware following your termination of the existence of any Company documents under your control containing Company confidential information.

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12.  You hereby release and discharge the Company, its subsidiaries, affiliates, officers, directors, shareholders, employees, and agents (collectively "the Company and its Affiliates") from any and all actions, liabilities, and other claims for relief and remuneration whatsoever, with respect to any act, omission or transaction occurring up to and including the date of this Agreement, known and unknown, arising out of, or in any way connected with your employment or former employment at the Company or your separation from said employment, including, but not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including Title
     VII of the Civil Rights Act of 1964 or the Age Discrimination in Employment Act, as amended. This release does not apply to any claims or rights that may arise after the date this Agreement has been executed or other rights set forth herein. Notwithstanding anything stated in the foregoing release, you do not release any claims of contribution or indemnity you have or may have against the parties released herein with respect to third party claims made against you as a result of your employment or position with the Company and its subsidiaries.

13. You hereto expressly waive the benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

     "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

14. Except for any act or omission done knowingly and intending that it be against the best interests of the Company, the Company agrees to indemnify you and hold you harmless as stated in your Indemnification Agreement effective as of January 2, 1997, for any losses or expenses incurred by you or assessed against you arising out of or in connection with your services as an employee of the Company or one of its subsidiaries to the extent permitted by the laws of the State of Delaware and the by-laws of the Company in effect on the date hereof or as such may from time to time be amended or by any other controlling law. You agree to reasonably assist the Company in defending against or prosecuting claims, lawsuits and other actions involving matters within your scope of responsibility while employed by the Company. The Company will reimburse you for expenses incurred and pay a reasonable per diem in connection with such assistance. Reasonable assistance shall not unduly interfere with your other activities.

15. The Company agrees that it will not file any objection to a claim you make for unemployment compensation.

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16.  By signing this Agreement you acknowledge and state that you have read this
     Agreement, that you understand the legal effect and binding nature of this Agreement, and that you are acting voluntarily and of your own free will in executing this Agreement. We advise you to consult with an attorney prior to executing this Agreement, and that you have twenty-one (21) days from receipt of this Agreement in which to consider entering into this Agreement. We further advise that you have until seven (7) days following the execution of this Agreement to revoke this Agreement, in which case this Agreement shall not become effective or enforceable and all terms of this Agreement shall become null and void.

17. The parties agree to keep the terms and conditions of this Agreement confidential except as required by law. Nothing herein shall prevent confidential conversations with lawyers, accountants or other professional advisors and family.

18. This is the entire Agreement of the parties and supersedes any prior agreements or undertakings concerning the subject matter of this Agreement. It can be modified only by a written agreement signed by the parties.

IN WITNESS WHEREOF, the parties have caused this agreement to be properly executed as of the date written below.

Faroudja Laboratories, Inc.             Michael Hoberg


By: /S/ MICHAEL J. MOONE                /S/ MICHAEL C. HOBERG

President and CEO

Dated:     7/22/98                      Dated:       7/22/98
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